UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 5, 2010

BLUEFLY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14498	13-3612110
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

42 West 39th Street, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 944-8000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 5, 2010, Neal Moszkowski resigned as a member of the Board of Directors (the “Board) and the Option Plan / Compensation Committee (the “Compensation Committee”) of Bluefly, Inc. (the “Company”).  Mr. Moszkowski had been designated to serve on the Board by affiliates of Soros Fund Management LLC (“Soros”) pursuant to the Amended and Restated Voting Agreement (the “Voting Agreement”) by and among Rho Ventures VI, LP (“Rho”), Soros, private funds associated with Maverick Capital, Ltd. (“Maverick”) and private funds associated with Prentice Capital Management, LP (“Prentice”).

Under the terms of the Voting Agreement, Rho and Soros each have the right to designate two designees to the Board, and Maverick and Prentice each have the right to designate one designee to the Board, in each case, subject to minimum ownership thresholds and compliance with applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”).  The Voting Agreement also provides that one designee of each of Rho, Soros, Maverick and Prentice have the right to serve on each committee of the Board; provided that if the Nasdaq rules require that such committee must consist of members who are “independent” (as defined in applicable Nasdaq rules), then such designee must be “independent.”  If the Company establishes an Executive Committee, a designee of each of Rho, Soros, the Maverick and Prentice will be entitled to serve on such committee.

Soros has not named a designee to replace the vacancy on the Board created by Mr. Moskowski’s resignation.  However, David Wassong, another Soros designee, was appointed to the Compensation Committee to replace Mr. Moszkowski. While Rho has named Habib Kairouz as a Rho designee pursuant to the terms of the Voting Agreement, currently Rho has not named a second designee to the Board.

On the same date, the Board appointed Denise Seegal as an independent member of the Board.  Ms. Seegal is not a designee of any of the parties to the Voting Agreement.  Neither Ms. Seegal nor any immediate family member of Ms. Seegal has engaged in any transaction with the Company since the beginning of the Company’s last fiscal year, and no such transaction is currently contemplated, in which the Company is or was to be a participant and the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

In connection with the appointment of Denise Seegal and in order to provide compensation to directors designed to attract and retain high quality directors, the Compensation Committee of the Board approved a modification of the existing director compensation program for nonemployee directors. As modified, the program provides for a $100,000 equity grant for new directors who join the board and annual grants of $25,000 for all directors, at the first regularly scheduled board meeting following the annual meeting of each fiscal year; a cash annual retainer of $15,000 per year; cash per meeting fees (for in person meetings) of $1,500; a $10,000 additional annual cash retainer for the Audit Committee Chair and $5,000 annual cash retainer for the Chair of any other committee. All equity grants shall be under the Company’s 2005 Stock Incentive Plan (the “Plan”) and shall be either in the form of restricted stock or stock options (with value determined for options based upon the Black Sholes method of valuation), as elected by the director. All equity awards for joining the board shall vest in three equal annual installments commencing with the first anniversary of such grant. All annual grants shall vest on the first anniversary of the date of grant.  Designees on the Board of Soros, Rho, Maverick and Prentice waived their right to any cash compensation for serving as a director at this time, subject to reconsideration of such determination for future years.

The grant to Ms. Seegal will be made two business days after the issuance of the Company’s earnings release for its third fiscal quarter and the issuance shall be based upon the fair market value of the Common Stock at the close of market on such day.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEFLY, INC. (Registrant)

Date: November 8, 2010	By:	/s/ Kara B. Jenny
	Name:	Kara B. Jenny
	Title:	Chief Financial Officer